Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY PROVIDES 2010 GUIDANCE

▪	Earnings Per Share Guidance for 2010 of $1.70 to $2.25

▪	Adjusted EBITDA Guidance for 2010 of $140 to $165 Million

▪	High Vol Met Mines Expected to Reopen in Q-3

▪	Sales Focus on High Vol and PCI Opportunities

RICHMOND, VA., February 26, 2010 – James River Coal Company (NASDAQ:JRCC), a producer of steam and industrial-grade coal, today released guidance for 2010.

The guidance contained below represents forecasts, which indicate a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates.  While James River believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts, and such differences could be material.  These forecasts are subject to risks identified under “forward-looking statements” below.

Peter T. Socha, Chairman and Chief Executive Officer, commented: “We are very pleased to provide our shareholders and other interested parties with our initial financial and operating guidance for 2010.  We expect another strong year in 2010.  Our contract position for 2010 reflects our sales process in 2007 and 2008 as well as some carryover tons from 2009.  It is important to note that our Central Appalachian carryover tons are at an average price of $84.88 per ton.  Consistent with prior practice, we will update our 2010 guidance with our second quarter financial report expected in late July or early August.  Our update will consider any new sales initiatives.”

2010 GUIDANCE

	Guidance

Total JRCC Operations
(In 000's except EPS and tax rate)

Earnings Per Share	$1.70	to	2.25
Adjusted EBITDA (1)	$140,000	to	165,000
Selling, General and Administrative	$38,000
Depreciation, Depletion and Amortization	$63,000
Tax Rate	5%

Capital Expenditures

Ongoing Capital Expenditures	$70,000
Federal and State Safety Mandates	10,000
Other	5,000

	$85,000

(1)	Adjusted EBITDA is defined under “Reconciliation of Non-GAAP Measures" in this release. Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities

GUIDANCE BY SEGMENT
(In 000’s except per ton amount)

	Under Contract		Guidance
	Tons	Price	Tons	Cash Cost

CAPP	5,892	$95.10	6,300 - 6,600	$64.00 - 66.00
Midwest	3,004	$41.13	3,100 - 3,300	$30.00 - 32.00

Mr. Socha continues:”We have chosen to exclude met production and sales from our guidance at this time.  In addition, we have assumed that our other mines will curtail production for the full year.  If market conditions continue to improve, we will consider increasing production later this year.  This would reduce the impact of fixed cost absorption on our cash costs.”

HIGH VOL, PCI AND INDUSTRIAL STOKER

James River Coal Company opened two high volatile metallurgical coal mines in late 2008.  The mines were idled in March 2009 due to soft market conditions.  These mines are expected to be re-opened in Q-3 2010.

In addition, the Company has received a number of inquiries recently for coal suitable for pulverized coal injection (PCI) applications.  Due to the strength of our current contract portfolio and the relative strength of the high vol and PCI markets, we will focus our sales efforts in these areas for the next several months.

The following table summarizes the current capacity and contract position for specialty coals:

Product	Under Contract	Annual Capacity

Industrial Stoker (1)	480,000	500,000
PCI (1)	220,000	750,000
High Vol Met	-	300,000

(1)	The Company may adjust annual capacity between the stokerand PCI markets depending on market demand

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates, guidance or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversify our operations; failure to exploit additional coal reserves; the risk that reserve estimates are inaccurate; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures

EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the amount used in our current debt covenants.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges. Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.